UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 2, 2006

EMULEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Susan Street, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(714) 662-5600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 COMPLETION OF ACQUISITION.

On October 2, 2006, Emulex Corporation, a Delaware Corporation (“Emulex”) completed its acquisition of Sierra Logic, Inc. (“Sierra Logic”) for a transaction value of approximately $180 million in cash, assumed debt, assumed Sierra Logic stock options and employee equity incentive compensation. The cash portion of the purchase price was paid upon the closing of the transaction, with approximately $2.6 million ("Escrow Amount") of such amount paid into an escrow account to be held for an 18 month period after the effective date. The Escrow Amount is set aside for potential claims and litigation under the Merger Agreement. The acquisition was initially announced on August 29, 2006, when Emulex entered into an Agreement and Plan of Merger with Sierra Logic.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was previously filed as Exhibit 2.1 to Emulex's Current Report on Form 8-K on August 29, 2006.

Item 8.01 OTHER EVENTS.

On October 2, 2006, Emulex announced the acquisition of Sierra Logic for a transaction value up to approximately $180 million in cash, assumed debt, assumed Sierra Logic stock options and employee equity incentive compensation. A copy of the related press release is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

The required financial statements will be filed on Form 8-K/A as soon as practicable, but not later than 71 calendar days after the date of this Form 8-K.

(b)	Pro Forma Financial Information.

The required financial statements will be filed on Form 8-K/A as soon as practicable, but not later than 71 calendar days after the date of this Form 8-K.

(c)	Exhibits.

99.1       Press Release, dated October 2, 2006, entitled "Emulex Completes Acquisition of Sierra Logic, Inc."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EMULEX CORPORATION
(Registrant)

By:	/s/ James M. McCluney
Name: James M. McCluney
Title: President and Chief Executive Officer

Date: October 2, 2006

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release, dated October 2, 2006, entitled "Emulex Completes Acquisition of Sierra Logic, Inc."

4